UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 22, 2013

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 22, 2013, registrant issued a press release entitled “Halliburton Announces First Quarter Income From Continuing Operations of $0.67 Per Diluted Share, Excluding a Charge Related to the Macondo Well Incident.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER INCOME FROM CONTINUING OPERATIONS OF $0.67 PER DILUTED SHARE, EXCLUDING A CHARGE RELATED TO THE MACONDO WELL INCIDENT

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that income from continuing operations for the first quarter of 2013 was $624 million, or $0.67 per diluted share, excluding a $637 million charge, after-tax, or $0.68 per diluted share, to increase a reserve related to the Macondo litigation. Income from continuing operations for the first quarter of 2012 was $826 million, or $0.89 per diluted share, excluding a $191 million charge, after-tax, or $0.20 per diluted share, for a reserve related to the Macondo litigation.

Reported loss from continuing operations for the first quarter of 2013 was $13 million, or $0.01 per diluted share. Reported income from continuing operations for the first quarter of 2012 was $635 million, or $0.69 per diluted share.

Halliburton's total revenue in the first quarter of 2013 was $7.0 billion, compared to $6.9 billion in the first quarter of 2012. Operating income, adjusted for the Macondo charge, was $902 million in the first quarter of 2013, compared to $1.3 billion in the first quarter of 2012. Reported operating loss was $98 million for the first quarter of 2013, compared to reported operating income of $1.0 billion in the first quarter of 2012.

“I am pleased with our operational results, as total company revenue of $7.0 billion represents a record Halliburton first quarter,” commented Dave Lesar, chairman, president and chief executive officer. “The rig count decline and pricing headwinds in North America were more than offset by our expanding international business.

“From a product line perspective, our Sperry Drilling, Multi-Chem, and Baroid product lines achieved record quarterly revenues, with Baroid and Drill Bits setting quarterly operating income records.

“In North America, sequential revenue was down 1% and operating income increased 30%, compared to a 3% decline in the United States rig count. Margins improved approximately 400 basis points as we began to benefit from lower cost guar, increased customer activity, internal cost efficiencies, and higher service intensity. For these reasons, we expect margins to continue to expand over the course of the year, and we believe we may see modest pricing increases as customers adopt new technology to improve well production.

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Halliburton/Page 2

“We also saw activity levels benefit from shifts to pad well activity and improved utilization around 24-hour operations. We believe that modest rig count improvements, coupled with a continued drive towards efficiency, will bode very well for us in the coming years, as no other company has the ability to execute factory-type operations as well as Halliburton.

“Our international revenue grew by 21% compared to the first quarter of 2012. Compared to our two primary competitors, we have delivered industry-leading year-over-year international growth for the last four quarters. In addition, the Eastern Hemisphere grew operating income by an outstanding 39% relative to the first quarter of 2012.

“Middle East / Asia revenue and operating income increased 25% and 51%, respectively, compared to the prior year first quarter. This significant improvement was led by growth in the Australia, China, and Saudi Arabia markets.

“In Europe/Africa/CIS, we saw revenue increase 17% and operating income increase 25% relative to the first quarter of 2012, driven by higher activity levels in the North Sea, Eurasia, Nigeria, and Central Africa markets.

“Latin America revenue was up 21% but operating income was down 11%, compared to the first quarter of 2012. Results were impacted in the quarter by several one-time items, including severance costs in Argentina, mobilization costs on new contracts in Brazil, and a reduction in the rig count on our Mexico projects as we wait on contracts to be retendered. We expect margins to improve moderately in the second quarter, and average in the upper teens for the second half of the year.

“For the full year, we continue to expect total international revenue growth in the low teens relative to 2012, and expect full year international margins to average in the upper teens.

“We continue to focus on strengthening our global position in the deepwater, unconventional, and mature fields markets, and we will be relentlessly focused on returns.

“With respect to the ongoing Multi-District Litigation trial regarding the Macondo well incident, we have recently participated in court-facilitated settlement discussions with the goal of resolving a substantial portion of private claims. We are pursuing these settlement discussions because we believe that an early and reasonably-valued resolution is in the best interests of our shareholders.

“Our most recent offer includes both stock and cash, with the cash components payable over an extended period of time. Discussions are at an advanced stage but have not yet resulted in a settlement. As a result, during the first quarter we recorded an after-tax charge of $637 million which, when added to the $191 million after-tax charge recorded in the first quarter of 2012, is based on where we are in the negotiations at the present time. Our reserve estimate also does not include any potential insurance recovery,” concluded Lesar.

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Halliburton/Page 3

2013 First Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the first quarter of 2013 was $4.1 billion, a decrease of $190 million, or 4%, from the first quarter of 2012. Lower demand for stimulation activities in the United States land market drove the decline, as pricing pressures, and reduced operator activities continued to affect the market.

C&P operating income in the first quarter of 2013 declined $421 million from the first quarter of 2012. North America C&P operating income decreased $439 million compared to the first quarter of 2012, primarily due to lower demand and pricing pressure associated with production enhancement services. Latin America C&P operating income decreased by $27 million compared to the first quarter of 2012, as higher costs related to cementing throughout the region and Boots & Coots in Mexico impacted profitability. Europe/Africa/CIS C&P operating income increased $7 million, or 12%, from the first quarter of 2012, driven by increased completion tools activity in Angola and the United Kingdom, which was partially offset by decreased Boots & Coots services in Congo and Libya. Middle East/Asia C&P operating income increased $38 million, or 72%, compared to the first quarter of 2012, as a result of higher activity in most product lines in Australia and Saudi Arabia, increased completion tools activity in Malaysia, and improved cementing activity in Indonesia.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the first quarter of 2013 was $2.9 billion, an increase of $296 million, or 11%, from the first quarter of 2012, as higher drilling activities in our international regions more than offset the decline in North America.

D&E operating income in the first quarter of 2013 was $407 million, an increase of $39 million, or 11%, from the first quarter of 2012. North America D&E operating income declined $17 million, or 9%, from the first quarter of 2012, due to lower demand for drilling and wireline services in the United States land market, which was partially offset by the recovery of deepwater activities in the Gulf of Mexico. Latin America D&E operating income increased $14 million, or 21%, from the first quarter of 2012, as pricing for Baroid improved in Brazil and demand for drilling services increased in Mexico, partially offset by mobilization costs for expanding offshore activities in Brazil. Europe/Africa/CIS D&E operating income rose $17 million, or 43%, from the first quarter of 2012, due to improved demand for drilling services in Azerbaijan and Russia and increased Baroid sales in Norway and Angola. Middle East/Asia D&E operating income increased $25 million, or 35%, from the first quarter of 2012 as a result of higher demand for drilling services throughout the region and increased wireline activity in Saudi Arabia, China, and Malaysia.

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Halliburton/Page 4

Corporate and Other
During the first quarter of 2013, Halliburton's income from continuing operations was positively impacted by approximately $50 million in federal tax benefits. Also in the quarter, Halliburton invested an additional $37 million, pre-tax, in strategic projects aimed at strengthening Halliburton's North America service delivery model and repositioning technology, supply chain, and manufacturing infrastructure to support projected international growth. Halliburton expects to continue funding this effort throughout 2013.

In February, Halliburton's Board of Directors approved an increase in the quarterly dividend from $0.09 to $0.125 per share. Furthermore, Halliburton repurchased 1.2 million shares of common stock during the first quarter at a total cost of approximately $50 million.  Since the inception of the stock repurchase program in February 2006, Halliburton has purchased 97 million shares at a total cost of approximately $3.3 billion. Approximately $1.7 billion of repurchases remain authorized under the program, and Halliburton anticipates additional purchases under the program during the second quarter.

Significant Recent Events and Achievements

•
Halliburton opened its newly constructed Completion Technology and Manufacturing Center in Singapore, which significantly expands the company's Completion Tools technology and manufacturing capacity. This additional capability will allow Halliburton to continue to deliver high-quality products to a broad and growing customer base in the Eastern Hemisphere.

•
Halliburton named José C. Grubisich to the company's board of directors. He will serve on the Audit and the Health, Safety and Environment committees. The appointment was effective March 20, and Mr. Grubisich will stand for election at the annual meeting in May 2013.

•
Halliburton was awarded multi-year contracts to provide high-technology drilling and integrated testing services in both pre-salt and post-salt formations in offshore Brazil. These contracts are for a four-year base term, with the possibility for extensions up to another four years, and have a potential estimated combined value of more than $2.0 billion.

•
Halliburton was selected by Statoil to provide multilateral technology for two offshore mature fields in Norway. The frame agreement includes a three year base term plus two optional extensions of two years each and has a potential estimated value of more than $200 million.

•
Halliburton unveiled its ForaySM microseismic fracture matching analysis service as a real-time application. A component of the company's KnoesisSM service, the Foray service provides a new method of fracture diagnostics that uses microseismic event data as it is generated in real time to develop an image of the fracture network being created in the formation.

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Halliburton/Page 5

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 73,000 employees, representing 140 nationalities in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company's website at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation, settlements, and investigations; actions by third parties, including governmental agencies; there can be no assurance that a settlement relating to the Macondo multi-district litigation will be reached at the amounts discussed herein or at all; such settlement discussions do not cover all possible parties and claims relating to the Macondo incident, and there are additional reasonably possible losses relating to the Macondo incident for which we cannot reasonably estimate at this time; with respect to repurchases of Halliburton common stock, the trading prices of Halliburton common stock and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights and against cyber attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2012, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason. There can be no assurance as to the amount, timing or prices of share repurchases. The specific timing and amount of repurchases may vary based on market conditions and other factors. The share repurchase program may be suspended at any time.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2013	2012	2012
Revenue:
Completion and Production	$4,100	$4,290	$4,337
Drilling and Evaluation	2,874	2,578	2,953
Total revenue	$6,974	$6,868	$7,290
Operating income:
Completion and Production	$615	$1,036	$603
Drilling and Evaluation	407	368	484
Corporate and other (a)	(1,120)	(381)	(106)
Total operating income (loss)	(98)	1,023	981
Interest expense, net	(71)	(74)	(73)
Other, net	(14)	(7)	(9)
Income (loss) from continuing operations before income taxes	(183)	942	899
Income tax benefit (provision) (b)	172	(304)	(307)
Income (loss) from continuing operations	(11)	638	592
Income (loss) from discontinued operations, net (c)	(5)	(8)	80
Net income (loss)	$(16)	$630	$672
Noncontrolling interest in net income of subsidiaries	(2)	(3)	(3)
Net income (loss) attributable to company	$(18)	$627	$669
Amounts attributable to company shareholders:
Income (loss) from continuing operations	$(13)	$635	$589
Income (loss) from discontinued operations, net (c)	(5)	(8)	80
Net income (loss) attributable to company	$(18)	$627	$669
Basic income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$(0.01)	$0.69	$0.63
Income (loss) from discontinued operations, net (c)	(0.01)	(0.01)	0.09
Net income (loss) per share	$(0.02)	$0.68	$0.72
Diluted income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$(0.01)	$0.69	$0.63
Income (loss) from discontinued operations, net (c)	(0.01)	(0.01)	0.09
Net income (loss) per share	$(0.02)	$0.68	$0.72
Basic weighted average common shares outstanding	931	923	928
Diluted weighted average common shares outstanding	931	926	931

(a)	Includes a $1.0 billion, pre-tax, charge in the three months ended March 31, 2013, and a $300 million, pre-tax, charge in the three months ended March 31, 2012 related to the Macondo well incident.
(b)	Includes $50 million in federal tax benefits in the three months ended March 31, 2013.
(c)
Includes an $80 million tax benefit in the three months ended December 31, 2012 related to a payment to Petrobras under a guarantee relating to work performed on the Barracuda-Caratinga project by KBR, Inc.

See Footnote Table 1 for a reconciliation of as-reported operating income (loss) to adjusted operating income.
See Footnote Table 2 for a reconciliation of as-reported income (loss) from continuing operations to adjusted income from continuing operations.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)

	(Unaudited)
	March 31	December 31
	2013	2012
Assets
Current assets:
Cash and equivalents	$2,029	$2,484
Receivables, net	6,210	5,787
Inventories	3,257	3,186
Other current assets (a)	1,656	1,629
Total current assets	13,152	13,086

Property, plant, and equipment, net	10,509	10,257
Goodwill	2,119	2,135
Other assets (b)	1,904	1,932
Total assets	$27,684	$27,410

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,197	$2,041
Accrued employee compensation and benefits	771	930
Other current liabilities	1,698	1,781
Total current liabilities	4,666	4,752

Long-term debt	4,820	4,820
Other liabilities	2,461	2,048
Total liabilities	11,947	11,620

Company shareholders’ equity	15,710	15,765
Noncontrolling interest in consolidated subsidiaries	27	25
Total shareholders’ equity	15,737	15,790
Total liabilities and shareholders’ equity	$27,684	$27,410

(a)	Includes $294 million of investments in fixed income securities at March 31, 2013, and $270 million of investments in fixed income securities at December 31, 2012.
(b)	Includes $124 million of investments in fixed income securities at March 31, 2013, and $128 million of investments in fixed income securities at December 31, 2012.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended March 31
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(16)	$630
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Loss contingency for Macondo well incident	1,000	300
Depreciation, depletion, and amortization	448	385
Payment of Barracuda-Caratinga obligation	(219)	—
Other, primarily working capital	(864)	(581)
Total cash flows from operating activities	349	734

Cash flows from investing activities:
Capital expenditures	(685)	(782)
Purchases of investment securities	(28)	(100)
Sales of investment securities	9	150
Other	53	5
Total cash flows from investing activities	(651)	(727)

Cash flows from financing activities:
Dividends to shareholders	(116)	(83)
Other	(29)	34
Total cash flows from financing activities	(145)	(49)

Effect of exchange rate changes on cash	(8)	(1)
Decrease in cash and equivalents	(455)	(43)
Cash and equivalents at beginning of period	2,484	2,698
Cash and equivalents at end of period	$2,029	$2,655

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue by geographic region:	2013	2012	2012
Completion and Production:
North America	$2,745	$3,182	$2,830
Latin America	355	306	396
Europe/Africa/CIS	532	456	569
Middle East/Asia	468	346	542
Total	4,100	4,290	4,337
Drilling and Evaluation:
North America	961	986	923
Latin America	590	474	687
Europe/Africa/CIS	655	556	645
Middle East/Asia	668	562	698
Total	2,874	2,578	2,953
Total revenue by region:
North America	3,706	4,168	3,753
Latin America	945	780	1,083
Europe/Africa/CIS	1,187	1,012	1,214
Middle East/Asia	1,136	908	1,240
Total revenue	$6,974	$6,868	$7,290

Operating income by geographic region:
Completion and Production:
North America	$432	$871	$315
Latin America	28	55	57
Europe/Africa/CIS	64	57	107
Middle East/Asia	91	53	124
Total	615	1,036	603
Drilling and Evaluation:
North America	173	190	150
Latin America	81	67	136
Europe/Africa/CIS	57	40	79
Middle East/Asia	96	71	119
Total	407	368	484
Total operating income by region:
North America	605	1,061	465
Latin America	109	122	193
Europe/Africa/CIS	121	97	186
Middle East/Asia	187	124	243
Corporate and other	(1,120)	(381)	(106)
Total operating income (loss)	$(98)	$1,023	$981

See Footnote Table 1 for a reconciliation of as-reported operating income (loss) to adjusted operating income.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended March 31
	2013	2012
As reported operating income (loss)	$(98)	$1,023
Macondo-related charge (a)	1,000	300
Adjusted operating income (a)	$902	$1,323

(a)
Management believes that operating income (loss) adjusted for the Macondo-related charges for the quarters ended March 31, 2013 and March 31, 2012 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income (loss) without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these expenses. Adjusted operating income is calculated as: “As reported operating income (loss)” plus “Macondo-related charge” for the quarters ended March 31, 2013 and March 31, 2012.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Income from Continuing Operations to
Adjusted Income from Continuing Operations
(Millions of dollars)
(Unaudited)

	Three Months Ended March 31
	2013	2012
As reported income (loss) from continuing operations attributable to company	$(13)	$635
Macondo-related charge, net of tax (a)	637	191
Adjusted income from continuing operations attributable to company (a)	$624	$826

As reported diluted weighted average common shares outstanding	931	926

As reported income (loss) from continuing operations per diluted share (b)	$(0.01)	$0.69
Adjusted income from continuing operations per diluted share (b)	$0.67	$0.89

(a)
Management believes that income (loss) from continuing operations adjusted for the Macondo-related charges for the quarters ended March 31, 2013 and March 31, 2012 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income (loss) from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these expenses. Adjusted income from continuing operations attributable to company is calculated as: “As reported income (loss) from continuing operations attributable to company” plus “Macondo-related charge, net of tax” for the quarters ended March 31, 2013 and March 31, 2012.

(b)
As reported income (loss) from continuing operations per diluted share is calculated as: “As reported income (loss) from continuing operations attributable to company” divided by “As reported diluted weighted average common shares outstanding.” Adjusted income from continuing operations per diluted share is calculated as: “Adjusted income from continuing operations attributable to company” divided by “As reported diluted weighted average common shares outstanding.”

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FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of As Reported Corporate & Other Expense to
Adjusted Corporate & Other Expense
(Millions of dollars)
(Unaudited)

Three Months Ended March 31, 2013
As reported corporate & other expense	$(1,120)
Macondo-related charge (a)	1,000
Adjusted corporate & other expense (a)	$(120)

(a)
Management believes that corporate & other expense adjusted for the Macondo-related charge for the quarter ended March 31, 2013 is useful to investors, primarily because management views the excluded item to be outside of the company's normal operating results. Management analyzes corporate & other expense without the impact of this item. The adjustment removes the effect of this expense. Adjusted corporate & other expense is calculated as: “As reported corporate & other expense” plus “Macondo-related charge” for the quarter ended March 31, 2013.

FOOTNOTE TABLE 4

HALLIBURTON COMPANY
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
(Millions of dollars)
(Unaudited)

Three Months Ended March 31, 2013
As reported loss from continuing operations before income taxes (a)	$(183)
Macondo-related charge	1,000
Adjusted income from continuing operations before income taxes (b)	$817

As reported income tax benefit (a)	$172
Tax effect of Macondo-related charge	(363)
Adjusted provision for income taxes (b)	$(191)

Effective tax rate (a)	94%
Adjusted effective tax rate (b)	23%

(a)	Effective tax rate is calculated as: "As reported income tax benefit" divided by “As reported loss from continuing operations before income taxes."
(b)
Management believes that the effective tax rate adjusted for the Macondo-related charge for the quarter ended March 31, 2013 is useful to investors, especially when comparing this rate with previous and subsequent periods, primarily because management views the excluded item to be outside of the company's normal operating results. Management analyzes effective tax rate without the impact of this item. The adjustment removes the effect of this expense. Adjusted effective tax rate is calculated as: "Adjusted provision for income taxes" divided by “Adjusted income from continuing operations before income taxes."

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Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Monday, April 22, 2013, to discuss the first quarter 2013 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Halliburton’s first quarter press release will be posted on the Halliburton website at www.halliburton.com. Please visit the website to listen to the call live via webcast. In addition, you may participate in the call by telephone at (703) 639-1319. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (703) 925-2533, passcode 1604458.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	April 22, 2013	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary